Exhibit 99.1

Hercules Offshore Announces Acquisition of Majority Interest in Discovery Offshore S.A. and

Divestiture of Domestic Liftboats

HOUSTON, June 24, 2013 /PRNewswire/ — Hercules Offshore, Inc. (Nasdaq: HERO) today announces the following:

•	Hercules, through a wholly owned subsidiary, agreed to purchase additional shares of Discovery Offshore S.A. (“Discovery”), increasing our total investment in Discovery to more than 50% of the outstanding shares. In accordance with the Norwegian Securities Trading Act, Hercules will make a mandatory cash tender offer for all remaining outstanding shares of Discovery;

•	Hercules agreed to sell substantially all of our Domestic Liftboat assets for net cash proceeds of approximately $54.0 million, subject to adjustment. Hercules will retain working capital which totals approximately $7.3 million as of May 31, 2013.

John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “Discovery Offshore was conceived by us over two years ago as a way to enter into the high-specification jackup market. The two Discovery rigs are world-class assets with market leading capabilities that place them among the highest specification jackup rigs in the world. These rigs will significantly expand our service offerings to the most demanding drilling customers, and open new international markets that have growing needs for assets of this caliber. With construction of both Discovery rigs nearing completion, we feel conditions are right for us to acquire the entire entity.

“The sale of our Domestic Liftboat business, along with our previously announced exit from the Inland barge segment, is part of our strategic efforts to concentrate our resources on more profitable markets with a positive longer-term outlook, such as our U.S. Gulf of Mexico and international drilling operations and our international liftboat business. While we believe that the international market outlook for liftboats is strong, we see better markets for our Company’s deployment of resources than the domestic liftboat market. Our exit of the Domestic Liftboat business also eliminates our Company’s foreign ownership restrictions arising from the operation of businesses subject to the Jones Act. The principals of All Coast are well known to us, and we expect that our customers will continue to receive the highest level of service. I want to thank everyone in our Domestic Liftboat segment for their dedication throughout the years, and am confident that the new owners are the right stewards of this business.

“With the addition of the Discovery rigs to our worldwide jackup fleet, and exit from the domestic liftboat and inland drilling segments, our Company will be transformed to a more focused provider of quality offshore services. Our fleet mix will include some of the newest and highest specification jackup rigs and liftboats currently on the market. This will provide greater visibility and a more evenly balanced revenue mix between domestic and international markets.”

Share Acquisition of Discovery Offshore

Hercules, through a wholly owned subsidiary, agreed to purchase additional shares of Discovery. These share purchases increase our total investment in Discovery to more than 50% of the outstanding shares of Discovery at a price of NOK 15.00 per share in direct transactions with certain selling shareholders. Our purchase of the shares triggers an obligation to make a mandatory offer for all of the outstanding shares in Discovery pursuant to Section 6-1 of the Norwegian Securities Trading Act (the “Offer”). This notification does not constitute an offer. The Offer will only be made on the basis of the offer document and can only be accepted pursuant to the terms of such document. Hercules, through a subsidiary of Hercules, will make the Offer within the time limit set out in the Norwegian Securities Trading Act. In the context of the Offer, the price of NOK 15.00 is the highest price paid or agreed to be paid by Hercules during the last six months.

The Offer will not be made in any jurisdiction in which the making of such offer would not be in compliance with the laws of such jurisdiction. The Offer will include U.S. shareholders in Discovery.

Hercules Offshore executives, Stephen M. Butz and James W. Noe, serve on the Board of Directors of Discovery.

Pareto Securities and Deutsche Bank Securities are acting as financial advisors to Hercules Offshore on this transaction.

Divestiture of Domestic Liftboat Segment

The Company announced that it has entered into an agreement with All Coast LLC for the sale of substantially all of its Domestic Liftboat assets, including 29 marketed liftboats, 10 cold-stacked liftboats, and related assets, for net cash proceeds of approximately $54.0 million, subject to adjustment. The Company will retain existing working capital within the Domestic Liftboat segment, which totals approximately $7.3 million as of May 31, 2013. Closing of the transaction is expected in early July 2013, subject to customary closing conditions, at which time the Company expects to record an impairment charge of approximately $4 million, subject to certain closing adjustments.

Additional Information

Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 38 jackup rigs, 13 barge rigs and 63 liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com. Information contained on, or accessible through, our website is not part of this news release.

Discovery Offshore is a Luxembourg-based public limited liability company incorporated on 12 January 2011 for the purpose of owning new ultra high specification jackup drilling rigs. Discovery Offshore’s main assets are two Keppel FELS Super A high specification harsh environment jackup rigs. The first rig, Discovery Triumph, was delivered on June 7, 2013 and delivery of the second rig, Discovery Resilience, is scheduled for October 2013. For additional information about Discovery Offshore S.A., please visit our website at www.discoveryoffshore.lu. Information contained on, or accessible through, our website is not part of this news release.

The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release that are not historical fact are subject to a number of risks, uncertainties and assumptions, including uncertainties regarding the completion of our planned transactions and the success of our strategies, as well as the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at http://www.sec.gov or the Company’s website at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

Contact Information:

Son P. Vann, CFA

Vice President Investor Relations and Planning

Hercules Offshore, Inc.

713-350-8508